Ex. 3.4

THE COMPANIES ACT 1985
A PRIVATE COMPANY LIMTED BY SHARES

ARTICLES OF ASSOCIATION

OF SWIFTNET LIMITED
(as amended by resolution passed 16th June 2000)

PRELIMINARY

1.   The Company shall be a private company within the meaning of the Companies
     Act 1985 (hereinafter referred to as "the Act") and subject as hereinafter provided the regulations contained or incorporated in Table A in the
     Companies (Tables A to F) Regulations 1985 (hereinafter refereed to as
     Table A), shall apply to the Company. Reference to any provision of the Act shall where the context so admits be construed as and include a reference to such provision as modified by any statute for the time being in force.

2.   Regulations 8, 23, 24, 61, 64, 73, 74, 75, 80, 81, 84, 89, 95, 97 and 118
     of Table A shall not apply to the Company, but the Articles hereinafter contained, together with the remaining regulations of Table A, but subject to the modifications hereinafter expressed, shall constitute the regulations of the Company.

SHARES

3.   Sections 89 to 94 inclusive of the Companies Act 1985 shall apply to the
     Company in their entirety.  Any Shares not accepted pursuant to the procedure Set out therein shall be under the control of the Directors who may allot, grant options over or otherwise dispose of the same to such persons on such terms and in such manner as they think fit; provided that in the case of shares not accepted as aforesaid such shares shall not be disposed of on terms which are more favourable to the subscribers thereof than the terms on which they were offered to the Members.

4.   Subject to Article 3 hereof, the Directors are unconditionally authorised for the purposes of Section 80 of the Companies Act 1985, to allot shares up to the amount of the share capital created on incorporation of the
     Company at any time or times during the period of five years from the date of incorporation.

LIEN ON PARTLY PAID SHARES

5.   The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not)
     payable at a fixed time or called in respect of that share. The Directors may at any time declare any share to be wholly or in part exempt from the provisions of this regulation. The Company's lien on a share shall extend to any amount payable in respect of it.

SHARE TRANSFERS

6.   The Directors may in their absolute discretion, and without assigning any reason therefore, decline to register any transfer of any share, whether or not it is a fully paid share.

7.   The instrument of transfer of a fully paid share shall be signed by or on behalf of the transferor and in the case of shares, which are not fully paid up, the instrument of transfer, shall in addition be signed by or on behalf of the transferee.

DIRECTORS

8.   Unless and until otherwise determined by the Company in General Meeting the number of Directors shall not be less than one nor more than five.  If at any time and from time to time there shall be only one Director of the
     Company, such Director may act alone in exercising all the powers and authorities vested in the Directors. The first Director or Directors of the
     Company shall be the person or persons names in the statement delivered to the Registrar of Companies in accordance with the Act.

9.   Any  Director may by notice in writing signed by him and deposited at the registered office of the Company appoint an alternate Director to act on his behalf. Such alternate Director must be either a Director of the
     Company, or a person approved by resolution of all the Directors for the time being of the Company. Every alternate Director shall during the period of his appointment be entitled to notice of Meetings of Directors and in the absence of the Director appointing him to attend and vote thereat as a
     Director, but his appointment shall immediately cease and determine if and when the Director appointing  him ceases to hold office as a Director.  A
     Director who is also an alternate Director shall be entitled, in addition to his own vote, to a separate vote on behalf of the Director whom he is representing.

10.  The office of a Director shall be vacated if:

     a.   by notice in writing delivered to the Company at its Registered
          Office, or tendered at a meeting of the Directors, he resigns the office of Director; or

     b.   he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

     c.   he is, or may be, suffering from mental disorder and either

          i)   he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in
               Scotland, an application for admission under the Mental Health
               (Scotland) Act 1960, or

          ii)  an order is made by a Court having jurisdiction (whether in the
               United Kingdom or elsewhere) in  matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise  powers with respect to his property or affairs; or

     d.   he ceases to be a Director by virtue of any provision of the Act or he becomes prohibited by law from being a Director.

MANAGING DIRECTORS AND MANAGERS

11.  The Directors may from time to time appoint one or more of their body to the office of Managing Director or Manager for such period and on such terms as they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.  His appointment, subject to the payment to him of such compensation or damages as may be payable to him by reason thereof, shall be automatically terminated if he cease from any cause to be a Director.

12.  A Managing Director or Manager shall receive such remuneration (whether by way of salary, commission or participation in profits or partly in one way an partly in another) as the Directors may determine.

PROCEEDINGS OF DIRECTORS

13.  The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall, when one Director only is in office, be one, and shall, when more than one Director is in office, be two.

SECRETARY

14.  The first Secretary of the Company shall be the person named in the statementdelivered to the Registrar of Companies pursuant to the Act.

INDEMNITY

15.  Subject to the provisions of the Act, but without prejudice to any indemnity to which a Director may otherwise be entitled, every Director or other office or Auditor of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

NAMES, ADDRESSES AND DESCRIPTIONS OF SUBSCRIBERS

JOSEPH ANTHONY HAMMOND
120 East Road
London, N1 6AA

CHARTERED SECRETARY

RAYMOND PAUL KALMAN
120 East Road
London, N1 6AA

COMPANY SECRETARY

Dated this 2nd day of January 1990

WITNESS to the above signatures:-

MICHAEL NORMAN CLAFF
120 East Road
London, N1 6AA

CHARTERED ACCOUNTANT